EXHIBIT 4.1

                              CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made this date by and between KINGDOM VENTURES, INC of 1045 Stephanie Way Minden, NV 89423 herein "Company"; and Andrew S. Austin of 1761 Cono Drive El Cajon ca 92020 referred to herein as "Consultant",

WHEREAS, the Company wishes to retain the professional services of Consultant; and, WHEREAS, Consultant has the capability and interest in serving the consulting needs of the Company.

NOW THEREFORE, for good consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

      1. CONSULTANT RETAINED: The Company retains Consultant to serve its needs in the marketing, management, and operations needs of the Company on an as-needed basis, according to those specific duties and obligations as outlined in the scope of service schedule attached hereto as Attachment "A".

      2. CONSULTING RETAINER: The Company agrees to pay to Consultant fees according to Consultant's published rate schedule attached hereto as Attachment "B", subject to change and modification as deemed reasonable by Consultant and company from time to time as commercially appropriate. Fees shall be paid within 72 hours of the signing of this agreement. Any extraordinary expense shall be paid by the Company only upon prior written approval, or upon ratification in writing.

      3. TERM: The term of this Agreement shall commence upon the execution of this Agreement and shall continue without expiration or termination for a period of 270 DAYS, whereby it shall automatically renew upon the same terms unless either party provides the other with written notice of election to terminate. Any notice of election to terminate must be delivered 10 days prior to the date of termination, whereupon such notice shall become effective.

      4. NOTICES: Any notices required or desired to be given pursuant to this Agreement shall be deemed to have been given when personally served or upon receipt by the addressee, addressed to the respective party to whom notice is being given at the address listed above or at its last known address or as the respective party may from time to time designate by notice given pursuant to this paragraph.

      5. CONFIDENTIALITY AND NON-CIRCUMVENTION: Consultant commits to treat the business of the Company as confidential and shall not disclose details with any third party unless such disclosure is made within Consultant's ordinary course of business. If Consultant wishes to make a disclosure outside of the ordinary course of business, such disclosure must be expressly authorized by the Company in writing prior to such disclosure being made. Consultant agrees to exercise discretion and confidentiality in all matters relating to the Company, and shall deal with the Company in good faith, maintain a fiduciary duty to the Company, and shall not circumvent the Company or self-deal.

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

      6. MISCELLANEOUS TERMS:

            a. The parties hereto agree that this Agreement shall be construed in accordance with the laws of California, and consent to the jurisdiction of California unless the parties mutually agree to another venue and choice of law.

            b. This Agreement shall be binding upon and shall inure to the benefit of both parties, their respective beneficiaries, successors in interest, assigns, and representatives.

            c. In any action, arbitration, or other proceeding brought for the interpretation or enforcement of any of the terms or provisions of this Agreement, or should any dispute arise hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred.

            d. This Agreement  contains the entire  agreement of the parties and their understandings respecting to matters referred to herein. This Agreement supersedes any and all oral discussions, and any prior agreements or understandings, which may have been entered into between the parties pertaining to the matters, addressed herein.

            e. The parties hereto shall sign or cause to be signed all documents and shall perform or cause to be performed all acts necessary to consummate the business contemplated hereby.

            f. Each of the parties hereto have agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be automatically resolved by any rule of interpretation against the drafter of this document.

            g. This Agreement may not be superseded, amended nor modified except by an agreement in writing, signed by the parties hereto, or their respective successors in interest.

            h. Any waiver of any provision of this Agreement shall not be deemed a waiver of other provisions, or to any prior or subsequent breach of this same provision or any other breach of any other provision of this Agreement.

            i. If any provision of this Agreement is held, by a court of competent jurisdiction, to be illegal or invalid, said provision shall be deemed to be severed and deleted; and neither such provision, its severance, nor deletion shall affect the validity of the remaining provisions of this agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement under seal of this date

Friday, October 15, 2004.

CONSULTANT: ANDREW S. AUSTIN

SIGNED: _________________________________________

PRINT NAME:  ANDREW S. AUSTIN



COMPANY: KINGDOM VENTURES, INC

SIGNED: _________________________________________

PRINT NAME:  GENE JACKSON, CEO




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

                                Kingdom Ventures
                                  Attachment A
                            Friday, October 15, 2004


CONSULTANT (ANDREW AUSTIN) WILL BE RESPONSIBLE TO ACT AS A LIAISON BETWEEN EDADDYWARBUCKS, A PROFESSIONAL MEDIA COMPANY AND KINGDOM VENTURES, INC.

KINGDOM  VENTURES  IS  A  DYNAMIC  AND  INNOVATIVE  MEDIA   COMMUNICATIONS   AND
FAITH-BASED PRODUCTS GROUP, DEDICATED TO THE CHRISTIAN MARKETPLACE AND THE BUSINESS COMMUNITY. edaddywarbucks helps companies with publicly traded stock listed with the SEC acquire the resources to mount a major integrated national advertising, promotional, public relations campaign with sufficient clout to dramatically raise their profile.



Andrew S. Austin                                          Gene Jackson

-----------------------                                   ------------------



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

                                Kingdom Ventures
                                  Attachment B
                            Friday, October 15, 2004

CONSULTANT (ANDREW AUSTIN) WILL BE RESPONSIBLE TO ACT AS A LIAISON BETWEEN EDADDYWARBUCKS, A PROFESSIONAL MEDIA COMPANY AND KINGDOM VENTURES, INC.

KINGDOM VENTURES HAS AGREED TO PAY MR. AUSTIN A FEE OF 1,500,000 SHARES OF THE COMMON STOCK OF CLIENT COMPANY. ALL SHARES WILL BE FULLY REGISTERED AND FREE TRADING. THE TERM OF THIS AGREEMENT IS 270 DAYS.

ANDREW S. AUSTIN                                              GENE JACKSON


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